Exhibit 99.1

EXPRESSJET REPORTS JULY 2009 PERFORMANCE

            HOUSTON, August 11, 2009 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for July 2009 for its ExpressJet Airlines subsidiary.

Scheduled Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 775 million, and available seat miles (ASM) flown were 923 million.  ExpressJet's July load factor, operating as Continental Express, was 84.0%.  The company flew 59,202 block hours and operated 31,951 departures during the month as Continental Express.

Corporate Aviation

            ExpressJet flew 3,943 block hours during the month in its Corporate Aviation (charter) division.  ExpressJet’s fleet within the Corporate Aviation division consisted of eight 41-seat aircraft and 22 50-seat aircraft.

All Flying

            ExpressJet had a total of 244 planes in its fleet during July – 214 allocated to flying as Continental Express and 30 operating in its Corporate Aviation division.

About ExpressJet

           ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 128 scheduled destinations in North America and the Caribbean with approximately 1,160 departures per day.  Operations include a capacity purchase agreement for Continental; providing clients customized 41-seat and 50-seat charter options (www.expressjet.com/charter); and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports July 2009 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

Month Ending July 31, 2009	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	775
Available Seat Miles (ASM) (millions)	923
Passenger Load Factor	84.0%
Block Hours	59,202	3,943
Departures	31,951
Stage Length	579

Year to date	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	4,498
Available Seat Miles (ASM) (millions)	5,857
Passenger Load Factor	76.8%
Block Hours	380,795	12,019
Departures	200,684
Stage Length	585

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